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RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.	Subscription Agent: Computershare Trust Company, N.A. Information Agent: Georgeson LLC Banks, brokers and shareholders call toll-free: (866) 357 - 5086

SUBSCRIPTION RIGHTS CERTIFICATE

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M.

EASTERN TIME ON THE EXPIRATION DATE: November 25, 2024 (unless extended)

RIVERNORTH/ DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC. SUBSCRIPTION RIGHTS FOR SHARES OF COMMON STOCK AND NEWLY ISSUED 6.00%, 3 YEAR TERM, SERIES C TERM PREFERRED STOCK.

In order to exercise your rights, you must complete both sides of this Subscription Rights Certificate.

The registered holder (the "Holder") of this Subscription Certificate named below, or its assignee, is entitled to the number of rights (each, a "Right") to purchase shares of common stock, $0.0001 par value (the ''Common Shares"), of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (the ”Fund”) and newly issued shares of Series C preferred stock (the “Series C Preferred Stock” or “Preferred Shares”) of the Fund as generally described in the Prospectus Supplement dated October 30, 2024 (the “Prospectus Supplement”). These rights are non-transferrable. Each holder of the Fund's Shares on the record date ("Record Date Stockholder") of November 5, 2024 (the "Record Date") is entitled to receive one (1) Right for each Share held of record on the Record Date. The number of Rights to be issued to a Record Date Stockholder will be rounded up to the nearest number of Rights evenly divisible by six. For every six (6) Rights held, a Holder may subscribe for and purchase two (2) new Shares of common stock and one new share of Series C Preferred Stock of the Fund (the "Primary Subscription"). In addition, Record Date Stockholders who fully exercise their Rights may subscribe for additional Common Shares and Series C Preferred Stock not subscribed for by others in the Primary Subscription ("Over-Subscription Privilege") subject to the limitations set forth in the Prospectus Supplement. The Over-Subscription Shares will be allocated on a pro rata basis to Holders who over-subscribed based on the number of Rights originally issued to them. . The Board of Directors of the Fund has the right in its absolute discretion to eliminate the Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so. The Board of Directors may make that determination at any time, without prior notice to Rights Holders or others, up to and including the fifth day following the expiration date of November 25, 2024 (unless extended by the Board of Directors) (the "Expiration Date"). Fractional shares will not be issued upon the exercise of the Rights. Accordingly, new Shares may be purchased only pursuant to the exercise of Rights in integral multiples of six.

Rights Holders will not know the subscription price at the time of exercise and will be required initially to pay for both the Common Shares subscribed for pursuant to the Primary Subscription and, if eligible, any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege, at the estimated subscription price of $8.51 per Common Share and $10.00 per Series C Preferred Stock. An exercising Rights Holder will generally have no right to rescind a purchase after the Subscription Agent has received payment. Any refund in connection with an over-subscription will be delivered as soon as practicable after the Expiration Date and after all over-subscription allocations, if any, have been effected.

The Rights represented by this Subscription Rights Certificate may be exercised, as described further in the Prospectus Supplement by delivering to Computershare Trust Company, N.A. ("Computershare" or the "Subscription Agent"), prior to 5:00 p.m., Eastern Time, on the Expiration Date of November 25, 2024 (unless extended), either, (1) this Subscription Rights Certificate, properly completed and executed, together with full payment for all the Rights the Holder elects to exercise under the Primary Subscription and Over-Subscription Privilege, or (2) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and executed Subscription Certificate and (ii) payment of the estimated Subscription Price in full for each share of Common Share and Series C Preferred Stock subscribed for under the Primary Subscription Privilege and Over Subscription Privilege (if applicable) (which certificate must then be delivered by the close of business on the first Business Day after the Expiration Date). This Subscription Rights Certificate may not be transferred or sold. All Rights not exercised prior to 5:00 p.m. on November 25, 2024 shall be null and void.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

X R T 2

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03QL3B

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To Subscribe For Your Primary Shares please Complete Line “A” on the card below. EXAMPLE

Please note that $8.51 is an estimated price only. The Subscription Price will be determined on November 25, 2024, the Expiration Date (unless extended), and could be higher or lower than the Estimated Subscription Price depending on changes in the net asset value and share price of the Shares. The subscription price per Share will be determined based upon a formula equal 90% of the reported NAV or 95% of the market price per Share, whichever is higher, on the Expiration Date, unless the Offer is extended. Market price per Common Share will be determined based on the average of the last reported sales price of a Share on the New York Stock Exchange for the five trading days preceding (and not inclusive of) the Expiration Date.

To subscribe for any Shares in the Over-Subscription Privilege, please complete line "B" below. Please Note: Only Record Date Shareholders who have exercised their Primary Subscription in full may apply for shares pursuant to the Over-Subscription Privilege.

Payment of Shares: Full payment for both the primary subscription and over-subscription shares. Please reference your rights card control number on your check or cashier’s check (and on the Notice of Guaranteed Delivery, if applicable). For Holders who wish to make such payment by cashier's check, the cashier's check must have the registered Holder's name imprinted (not simply written) on the check by the financial institution.

If the aggregate Subscription Price paid by a Record Date Shareholder is insufficient to purchase the number of Shares that the Holder indicates are being subscribed for, or a Record Date Shareholder does not specify the number of Common Shares and Preferred Shares to be purchased, then the Record Date Shareholder will be deemed to have exercised first, the Primary Subscription Right (if not already fully exercised) and second, the Over-Subscription Privilege to purchase Common Shares and Preferred Shares to the full extent of the payment rendered. If the aggregate Subscription Price paid by a Record Date Shareholder exceeds the amount necessary to purchase the number of Common Shares and Preferred Shares for which the Record Date Shareholder has indicated an intention to subscribe, then the Record Date Shareholder will be deemed to have exercised first the Primary Subscription Right (if not already fully exercised) and second, the Over-Subscription Privilege to the full extent of the excess payment tendered.

Expiration Date: (November 25, 2024 unless extended)

PLEASE FILL IN ALL APPLICABLE INFORMATION

A.  Primary Subscription     __________÷ 6 and multiplied by 2 = _______Common shares and ______  Preferred       $                         ________________

      = $ _______________________________________

(6 Rights= 2 common + 1 preferred Share)	No. of Shares Subscribed For	(Estimated Subscription Price Common	Subscription Price Preferred

B.	Over-Subscription Privilege*		x	$
= $______________________
	In addition, I wish to apply for additional shares pursuant to the Over-Subscription Privilege	No. Of Additional Shares Subscribed For		(Estimated Subscription Price Common)	Subscription Price Preferred

*	The Over-Subscription Privilege may only be exercised if the Primary Subscription is exercised in full, and may only be exercised by Record Date Shareholders, as described in the Prospectus Supplement. Over-Subscriptions may not be accepted by the Fund and are subject to pro rata reductions.

C. Amount of Check Enclosed (Estimated Sub Price of Common *2) + $10.00 per Preferred share	= $

SECTION 1. TO SUBSCRIBE: I hereby irrevocably subscribe for the number of Common Shares and Preferred Shares indicated above upon the terms and conditions specified in the Prospectus Supplement relating thereto, receipt of which is acknowledged. I hereby agree that if I fail to pay for the Common Shares and Preferred Shares for which I have subscribed (or are deemed to have subscribed for as set forth above), the Fund may exercise any of the remedies set forth in the Prospectus Supplement.

IMPORTANT: The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your Subscription Certificate.

Your Signature must be guaranteed by an Eligible Guarantor Institution as that term is defined under Rule 17Ad-15 of the Securities Exchange Act of 1934, which may include:

a)	a commercial bank or trust company, or

b)	a member firm of a domestic stock exchange, or

c)	a savings bank or credit union

Signature Guaranteed By

(name of Bank or Firm)	(Signature of Officer and title)

Return Subscription Certificate by first class mail or overnight courier to: Computershare

By Mail: RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. Attn: Corporate Actions Voluntary Offer	By Express Mail or Overnight Courier: RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. Attn: Corporate Actions Voluntary Offer	For questions pertaining to this offer, please call: Georgeson LLC Banks, brokers and shareholders call toll-free: (866) 357-5086
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021